Toni Perazzo
Chief Financial Officer
(650) 340-1888 FOR IMMEDIATE RELEASE


            AEROCENTURY CORP. REPORTS RESULTS FOR THE THIRD QUARTER


         (BURLINGAME, CA), October 28, 2003 -- AeroCentury Corp. (ASE:ACY), an independent aircraft leasing company, today reported results for third quarter 2003.

         For the quarter ended September 30, 2003, the Company reported revenues of $2.1 million as compared to revenues of $2.0 million for the same period a year ago. For the nine months ended September 30, 2003, AeroCentury reported revenues of $6.8 million compared with revenues of $6.5 million for the first nine months of 2002. The 2003 revenues are higher than 2002 primarily because of the combined effect of increased operating lease revenue from aircraft purchased in late 2002 and the re-lease during 2003 of several aircraft which had been off lease in 2002. These increases were partially offset by lower lease rates for aircraft re-leased during 2003 and aircraft off-lease during 2003.

         The Company reported net income under generally accepted accounting principles of $50,150 or $0.03 per diluted share for the third quarter of 2003 versus net income of $286,450 or $0.19 per diluted share in the same quarter a year ago. The Company had a net loss for the first nine months of 2003 of ($1,365,940) or ($0.89) per diluted share compared with net income of $851,040 or $0.55 per diluted share for the first nine months of 2002. The nine-month results include a second quarter pre-tax write off of $2,326,710 related to the return of aircraft from a Haitian lessee. Year-to-date results also include a $250,000 allowance for doubtful accounts which was previously reported in connection with the end-of-lease return of an aircraft from a Brazilian regional air carrier.

         Although operating lease revenue was higher in both the three-month and nine-month periods of 2003 compared to the prior year, these increases were more than offset by increases in operating expenses. Depreciation was $451,130 and $137,080 higher in the nine months and three months ended September 30, 2003, respectively, as a result of aircraft purchases in the second half of 2002. Management fees were $184,430 and $54,440 higher in the nine-month and three-month periods of 2003, respectively, for the same reason.

         Maintenance expense was $1,882,690 higher in the nine month period of 2003, primarily due to the expense associated with the defaulted Haitian lessee, discussed above, and because, during third quarter 2002, the Company reversed $213,690 of a $609,000 estimate, which had been accrued in the fourth quarter of 2001. Excluding the 2002 reversal, maintenance expense was $56,530 higher in the three-month period of 2003, as a result of maintenance performed on aircraft which were re-leased in 2003.

         Professional fees and general and administrative expenses were $176,980 and $17,060 higher in the nine month and three month periods of 2003, respectively, compared to 2002, primarily due to higher legal fees incurred in connection with aircraft re-leased in late 2002 and in 2003. Accounting expense and premiums for aircraft and directors and officers insurance were also higher in 2003.

         AeroCentury is an aircraft operating lessor and finance company specializing in leasing regional aircraft and engines utilizing triple net leases. The Company's aircraft and engines are on lease to regional airlines and commercial users worldwide.

(See tables below.)
                                AeroCentury Corp.
                         Selected Financial Information
                                   (Unaudited)

         Condensed Consolidated Statements of Income



                                             For the Nine Months               For the Three Months
                                             Ended September 30,                Ended September 30,
                                             2003             2002              2003           2002
                                             ----             ----              ----           ----


Total revenues                        $     6,760,910  $      6,458,170  $     2,077,950  $      1,975,920
                                      ---------------  ----------------  ---------------  ----------------

Expenses:
     Depreciation                           2,520,350         2,069,220          840,250           703,170
     Maintenance                            1,922,890            40,200           84,910         (185,310)
     Management fees                        1,441,890         1,257,460          474,260           419,820
     Interest                               1,395,440         1,417,570          442,770           480,320
     Bad debt expense                       1,049,910                 -                -                 -
     Professional fees and
        general and administrative            591,280           414,300          173,030           155,970
                                      ---------------  ----------------  ---------------  ----------------

                                            8,921,760         5,198,750        2,015,220         1,573,970
                                      ---------------  ----------------  ---------------  ----------------

(Loss)/Income before taxes                (2,160,850)         1,259,420           62,730           401,950

Tax provision                               (794,910)           408,380           12,580           115,500
                                      ---------------  ----------------  ---------------  ----------------

(Loss)/Net income                     $   (1,365,940)  $        851,040  $        50,150  $        286,450
                                      ===============  ================  ===============  ================

Weighted average common
     shares outstanding                     1,543,257         1,543,257        1,543,257         1,543,257
                                      ===============  ================  ===============  ================

Basic earnings per share              $        (0.89)  $           0.55  $          0.03  $           0.19
                                      ===============  ================  ===============  ================



                Summary Balance Sheet
                       September 30, 2003           September 30, 2002
                       ------------------           ------------------
Total assets                  $ 74,632,610                $ 71,124,660
Total liabilities             $ 56,127,440                $ 51,412,010
Shareholders' equity          $ 18,505,170                $ 19,712,650
                                             ####